Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

CO-PACKING AGREEMENT

THIS AGREEMENT, executed as of April 30, 2002, is between NEW WORLD PASTA COMPANY, a company incorporated in Delaware, with an address at 85 Shannon Road, Harrisburg, PA 17112 (“New World Pasta”) and DAKOTA GROWERS PASTA CO., a company incorporated in North Dakota, with an address of One Pasta Avenue, P. O. Box 21, Carrington, ND 58421-0021 (“Co-packer”).

WHEREAS, Co-Packer is a manufacturer of dried pasta products, and is capable of and willing to produce, package and deliver certain dried pasta products to New World Pasta; and

WHEREAS, New World Pasta desires to have Co-packer produce, package and deliver certain dried pasta products to New World Pasta;

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other valuable consideration, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1          Definitions.

Unless the context otherwise requires, the following words and phrases have the meanings set forth below:

AFFILIATE means, with regard to any party or person, any person, corporation or other entity who or which directly or indirectly controls or is controlled by, or is under direct or indirect control with, such party or person, and for such purpose, “controlling” means possessing, directly or indirectly, the power to direct or cause the direction of the management and affairs of such party or person, whether through ownership of voting shares, contract or otherwise.

AGREEMENT means this co-packing agreement, and any exhibit or schedule attached hereto or referred to herein, and all documents that amend this Agreement.

APPLICABLE LAWS mean all federal, state or local laws, regulations, rules or requirements applicable to the manufacture and supply of the Products to New World Pasta in effect at any time during the Term of this Agreement.

BUSINESS DAY means any day except Saturday, Sunday and a national holiday in the United States or Canada.

CASE means a case containing specified number of cartons of Products described in Schedule “A”.

CONFIDENTIAL INFORMATION has the meaning in Section 11.1(1).

(CONFIDENTIAL TREATMENT REQUESTED)

DESIGNATED OFFICERS has the meaning set forth in Section 12.1(2).

DISPUTES has the meaning set forth in Subsection 12.1(1).

EFFECTIVE DATE means  (CONFIDENTIAL TREATMENT REQUESTED)

FACILITY means the Co-Packer’s Carrington, North Dakota and New Hope, Minnesota plants.

FORCE MAJEURE EVENT has the meaning set forth in Subsection 13.9.

INITIAL MEDIATION PERIOD has the meaning set forth in Subsection 12.1(2).

NON-CONFORMING PRODUCT means Product that is unacceptable to New World Pasta because of Co-packer’s deviation from the Specifications or an error by Co-packer in the manufacturing or packaging process.

OPERATING EQUIPMENT means all equipment, supplies and materials of every nature and kind as may from time to time be required or used in the production of the Products.

PACKAGING SPECIFICATIONS has the meaning set forth in Subsection 2.3.

PRICE SCHEDULE has the meaning set forth in Subsection 3.l.

PRODUCTS mean the dried pasta products identified on the attached Schedule “A”.

PRODUCT SPECIFICATIONS has the meaning set forth in Subsection 2.3.

SPECIFICATIONS mean the Product Specifications and the Packaging Specifications, as defined in this Agreement.

TERM has the meaning set forth in Section 10.1.

1.2          Paragraphs and Headings.

The division of this Agreement into paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of the Agreement.

ARTICLE 2

MANUFACTURE AND SUPPLY

2.1          Manufacture and Supply of Products.  (CONFIDENTIAL TREATMENT REQUESTED)

2.2          Production Facility.  (CONFIDENTIAL TREATMENT REQUESTED)

2.3          Production   (CONFIDENTIAL TREATMENT REQUESTED)

ARTICLE 3

PRICES OF PRODUCT

3.1          Prices.  (CONFIDENTIAL TREATMENT REQUESTED)

ARTICLE 4

PURCHASE PROCEDURES AND TERMS

4.1          Forecast and Orders.  (CONFIDENTIAL TREATMENT REQUESTED)

4.2          Payment Terms.

Payment terms shall be net thirty (30) days from date of invoice.

4.3          Products Acceptability.

(1)           Co-packer recognizes that it is fundamental to the success of the marketing, distribution and sale of Products that New World Pasta obtain good quality Products from Co-packer.  Accordingly, Co-packer warrants to New World Pasta that the Products will be free from any defects of whatsoever kind in manufacture, ingredients and packaging, and will conform in every respect to the Specifications.

(2)           The provisions of this section shall not be deemed to diminish, restrict or exclude the operation of any warranty implied or imposed by law or otherwise, nor any other rights and remedies provided by law for breach of warranty and breach of contract.

4.4          Recall Procedure.  (CONFIDENTIAL TREATMENT REQUESTED)

ARTICLE 5

ADDITIONAL OBLIGATIONS OF CO-PACKER

5.1          Conflicting Agreements.

Co-packer covenants and represents that it has not, nor will it enter into any, agreements or arrangements with, or incur obligations to any third party that would interfere or conflict with any of the provisions of this Agreement in any manner whatsoever.

5.2          Information Requests.

Co-packer shall promptly furnish to New World Pasta in writing all information and/or reports reasonably requested by New World Pasta in writing, relating to the Products and performance of Co-packer’s obligations hereunder.

5.3          Trademarks.

(1)           Co-packer shall not, for any reason during the Term of this Agreement, except as authorized in writing by New World Pasta, alter, deface or remove any trade-marks, patent numbers, notices, information or legends on Products.

(2)           Co-packer hereby acknowledges the validity of New World Pasta’s title to all trademarks, trade names and logos and designs (whether or not registered) owned, licensed or claimed by New World Pasta and used in connection with the packaging, labeling or marketing of Products.  Co-packer covenants and agrees that it will not at any time directly or indirectly contest the validity of the title to the aforesaid intellectual property by New World Pasta.

ARTICLE 6

OVERSIGHT AND INSPECTIONS

6.1          Quality Control and Reports.

Co-packer shall establish and maintain a rigorous quality control program acceptable to New World Pasta covering all Products sold to New World Pasta.  Co-packer shall provide to New World Pasta any and all quality control reports and such other reports as New World Pasta may reasonably request in writing from time to time.

6.2          Inspections.

Co-packer shall at all times during normal business hours permit New World Pasta’s personnel and other New World Pasta designated representatives to have reasonable access to those portions of the Facility where Products are manufactured, the Products, and all locations where the Products are stored for the purpose of ensuring Co-packer is complying with its obligations hereunder.

6.3          Regulatory Matters.

Co-packer shall obtain all regulatory and/or governmental permits necessary to manufacture and sell the Products hereunder.  Co-packer shall bear the responsibility for filing any reports relating to the Products required by applicable government authorities.

ARTICLE 7

PROCESS IMPROVEMENTS

7.1          Shared Benefits.

Co-packer will make available to New World Pasta all technologies and productivity improvement programs available to any other co-pack customer of Co-packer.  This section 7.1 shall not be construed to require (i) Co-packer to make available any such technologies or programs if such use would be prohibited by an agreement with a third party or (ii) disclosure to New World Pasta of any proprietary information of Co-packer.

7.2          New Formulations or Packaging.   (CONFIDENTIAL TREATMENT REQUESTED)

7.3          Special Batches.  (CONFIDENTIAL TREATMENT REQUESTED)

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1          New World Pasta.

New World Pasta represents and warrants to Co-packer as follows:

(1)           Qualification.  New World Pasta is a corporation duly organized, validly existing and in good standing under the laws of the United States.

(2)           Authorization and Enforceability.  New World Pasta has full corporate power and corporate authority to make, execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement by New World Pasta had been duly executed and delivered by New World Pasta and constitutes a valid and binding obligation of New World Pasta enforceable against New World Pasta in accordance with its terms.

(3)           No Pending Litigation.  There is no pending or threatened litigation challenging New World Pasta’s authority to enter into and perform this Agreement.

(4)           Consents.  No consent, approval or authorization of, or registration or filing with, any person is required in connection with the execution, delivery and performance of this Agreement, or the performance of the Agreement by New World Pasta.

8.2          Co-packer.

Co-packer represents and warrants to New World Pasta as follows:

(1)           Qualification.  Co-packer is a corporation duly organized, validly existing and in good standing under the laws of the United States (and Canada, if applicable) and has all requisite power and authority to operate its business as and where presently being conducted.

(2)           Authorization and Enforceability.  Co-packer has full corporate power and corporate authority to make, execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement by Co-packer has been duly authorized by all necessary action on the part of Co-packer.  This Agreement has been duly executed and delivered by Co-packer and constitutes a valid and binding obligation of Co-packer enforceable in accordance with its terms.

(3)           No Pending Litigation.  There is no pending or threatened litigation challenging Co-packer’s authority to enter into and perform this Agreement.

(4)           Consents.  No consent, approval or authorization of, or registration or filing with, any person is required in connection with the execution, delivery and performance of this Agreement, or the performance of this Agreement by Co-packer.

(5)           Title.  Co-packer has, or at the time of delivery shall have, and shall transfer to New World Pasta good title to the Products, free and clear of liens and encumbrances of any kind whatsoever.

(6)                                  Products.  All Products sold or delivered to New World Pasta hereunder shall: (i) conform to Specifications; (ii) be produced in accordance with good faith manufacturing practices under strict sanitary conditions; (iii) not be adulterated or misbranded; (iv) not be short in weight; and (v) comply in all respects with all applicable federal, state and local laws, rules and regulations.  Without limiting the foregoing, all Products sold or delivered to New World Pasta hereunder shall be a product which can be shipped and/or sold in interstate commerce.

(7)           Raw Materials, Supplies, Packaging Materials, Ingredients.  All raw materials, supplies, packaging materials and ingredients used by Co-packer in Products shall be merchantable, of good quality and fit for the purpose intended.

8.3          Co-packer’s Affirmative Covenants.  (CONFIDENTIAL TREATMENT REQUESTED)

8.4          Co-packer’s Negative Covenants.  (CONFIDENTIAL TREATMENT REQUESTED)

ARTICLE 9

INDEMNIFICATION AND INSURANCE

9.1          Indemnification.  (CONFIDENTIAL TREATMENT REQUESTED)

9.2          Insurance.  (CONFIDENTIAL TREATMENT REQUESTED)

ARTICLE 10

TERM AND TERMINATION

10.1        Term.  (CONFIDENTIAL TREATMENT REQUESTED)

10.2        Early Termination.  (CONFIDENTIAL TREATMENT REQUESTED)

10.3        Results of Termination or Expiry.  (CONFIDENTIAL TREATMENT REQUESTED)

ARTICLE 11

CONFIDENTIALITY

11.1        Confidentiality.

(1)           Non Disclosure.  Each party recognizes that all proprietary or secret information of the other party used or disclosed in the production of the Products and the performance of such party’s obligations hereunder, including but not limited to information relating to equipment, Specifications, product formulations, recipes, processes, operations, production schedules, know-how, customers, suppliers, test results, marketing studies, promotional activities, and forecasts, and the like (collectively, the “Confidential Information”), is invaluable to the owner of such information.  Each party shall instruct its employees to hold in confidence any and all Confidential Information of the other party to which they may have access or which may be disclosed or described to them.  Co-packer shall not use, nor attempt to use, any Confidential Information of New World Pasta except in the performance of its obligations hereunder.  Each party shall exercise at least the same degree of care in safekeeping all Confidential Information of the other party which may in any manner come into its possession as it exercises with respect to its own Confidential Information, shall disclose or grant access thereto only to those employees having a need to know for the performance by such party of its obligations hereunder, and shall promptly surrender to the other party all written or otherwise reproducible records and evidences of any Confidential Information of the other party in its possession upon the termination or expiry of this Agreement or any prior request of the owner of such Confidential Information.

(2)           Injunctive Relief.  Each party expressly acknowledges that the Confidential Information of the other party is unique and may be of great value to the owner, but that the value of the Confidential Information may be impractical or difficult to assess in monetary terms.  Accordingly, in the event of an actual or threatened violation of the provisions of Subsection 11.1(1), each party expressly consents to the enforcement thereof by injunctive relief; in addition to any and all other remedies available to such party at law, in equity, or otherwise.

(3)           Exceptions.  The provisions of Subsection 11.1 (1) and (2) above shall not apply to any Confidential Information (i) which is known to the receiving party prior to the time of disclosure by the owner, (ii) which at the time of disclosure by the owner, or thereafter, is or becomes publicly known or available through no fault of the receiving party, (iii) which is disclosed in writing to the receiving party by a third party who has the legal right to make the disclosure, or (iv) the disclosure of which is expressly consented to in advance and in writing by the owner or is required by Applicable Law.

11.2        Survival of Confidentiality Provisions.

The provisions of this Article 11 shall survive the termination or expiration of this Agreement.

ARTICLE 12

DISPUTE RESOLUTION

12.1        Dispute Resolution.  (CONFIDENTIAL TREATMENT REQUESTED)

ARTICLE 13

GENERAL

13.1        Conflicting Documents.

To the extent that any purchase orders, invoices, sales receipts, shipping documents, forms, billing documents or other similar documents issued in connection with the sale of Products hereunder contain terms or conditions which conflict with, or derogate from this Agreement, they shall be null and void and the terms of this Agreement shall control.

13.2        Notices.

All notices, requests, claims, waivers, consents, approvals or other communication hereunder shall be in writing (a “Notice”) and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery by hand, by reputable overnight courier service, by facsimile transmission, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section) listed below:

If to New World Pasta:

New World Pasta Company

85 Shannon Road

Harrisburg, PA  17112

Attention:  Antonina Piano

Fax:  (717) 526-2468

with a copy to:

New World Pasta Company

85 Shannon Road

Harrisburg, PA  17112

Attention:  Vice President and General Counsel

If to Co-packer:

Dakota Growers Pasta Co.

7300 36th Avenue North

New Hope, MN 55427

Attention:  James Cochran

Fax  (___) _______

with a copy to:

Dakota Growers Pasta Co.

One Pasta Avenue, P. O. Box 21

Carrington, ND 58421-0021

Attention:  Tim Dodd

or to such other address as any party may, from time to time, designate in a Notice given in a like manner.  Notice given by hand shall be deemed delivered when received by the recipient.  Notice given by reputable overnight courier shall be deemed delivered on the next following business day after the same is sent.  Notice given by facsimile transmission shall be deemed delivered on the day of transmission provided telephone confirmation of receipt is obtained promptly after completion of transmission.

13.3        Independent Contractor.

This Agreement shall not constitute or give rise to a partnership between the parties.  All activities by Co-packer hereunder shall be carried on by Co-packer as an independent contractor and not as an agent for New World Pasta.  All activities by New World Pasta hereunder shall be carried on by New World Pasta as an independent contractor and not as an agent for Co-packer.  Neither party shall have, nor represent that it has, the power to bind the other party to this Agreement.

13.4        Governing Law.

This Agreement shall be construed and governed in accordance with the laws of Pennsylvania, United States.

13.5        Entire Agreement.

This Agreement constitutes the entire understanding of the parties and supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.  All exhibits or schedules attached hereto are hereby incorporated by reference and made a part of this Agreement as if set forth herein.

13.6        Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may, directly or indirectly, license, subcontract, assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, except to an Affiliate, without the prior written consent of the other party hereto, which shall not be unreasonably withheld.

13.7        Severability.

This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto agree that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

13.8        Waivers and Amendments.

This Agreement may not be altered or amended, nor may rights hereunder be waived, except in a writing executed by both parties to this Agreement.  No waiver of any term, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

13.9        Force Majeure.

Neither party shall be responsible to the other for nonperformance or delay in performance occasioned by any causes beyond its control including without limitation an act of God, fire, storm, labor relations disruption (including strike, lock-out, illegal work stoppages, slowdowns, boycotts or other labor disputes), any law, regulation or order of any governmental body or authority having jurisdiction over the party, act of war, insurrection, riot or other civil disturbance, bankruptcy or insolvency of a landlord of any of the premises, transportation disruption caused by any third party (including freight embargoes, highway, railway or other delivery disruption), power failure, computer failure or any other cause beyond its reasonable control, or beyond the control of any person directly or indirectly engaged by it (any such event being referred to as a “Force Majeure Event”).  The obligations of the party prevented from performing shall be suspended for the duration of the Force Majeure Event.  The party suffering Force Majeure shall forthwith give notice in writing to the other party of such fact.  Upon receipt of such Notice by the other party, representatives of the parties shall establish plans and procedures to overcome or mitigate the effects of the Force Majeure Event and the party suffering from the Force Majeure Event shall use all reasonable efforts to minimize any adverse effects on the other party.  When Co-packer has reason to believe that deliveries of Product will not be made as scheduled, Co-packer shall use all reasonable efforts to assist New World Pasta in securing alternative supplies of Product, including using its commercially reasonably best efforts to supply Products from Co-packer’s other facilities.

13.10      Specific Performance.

The parties acknowledge and agree that a remedy at law for any breach, or threatened breach, or any material provision of this Agreement will be inadequate and, accordingly, subject to Section 12.1, the party affected by such breach shall, in addition to any other rights and remedies which such party may have, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to such breach or threatened breach, as may be available from any court of competent jurisdiction.  Such right to obtain equitable relief may be exercised at the option of the affected party, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies which the affected party may have as a result of any such breach or threatened breach.

13.11      Announcements.

During the Term of this Agreement and thereafter, neither party hereto shall make or allow any public announcement or other disclosure to anyone regarding this Agreement or the terms hereof, unless such announcement or disclosure is approved in advance, in writing, as to form, substance and timing by the other party hereto.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date and year first above written.

NEW WORLD PASTA COMPANY

By:	/s/ Burton R. Freeman
Name:	Burton R. Freeman
Title:	VP Mfg

DAKOTA GROWERS PASTA CO.

By:	/s/ Tim Dodd
Name:	Tim Dodd
Title:	Pres./G.M.

Schedule “A” -     Description of Products

(CONFIDENTIAL TREATMENT REQUESTED)

Schedule “B” -      Pricing Schedule

(CONFIDENTIAL TREATMENT REQUESTED)

Schedule “C” -      Product Specifications

(CONFIDENTIAL TREATMENT REQUESTED)

Schedule “D” -     Packaging Specifications

(CONFIDENTIAL TREATMENT REQUESTED)